Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of MainSource Financial Group, Inc. of our report dated March 14, 2014 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of MainSource Financial Group, Inc. for the year ended December 31, 2013, and to the reference to us under the heading “Independent Registered Public Accounting Firms and Experts” in the prospectus.

/s/ Crowe Horwath LLP

Indianapolis, Indiana
July 18, 2014